UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*




                                 MOBILEYE N.V.
-------------------------------------------------------------------------------
                                (Name of Issuer)



                Ordinary Shares, 0.01 Euro nominal value per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    N51488117
                  --------------------------------------------
                                 (CUSIP Number)


                                 December 31, 2015
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
  CUSIP No. N51488117                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          THE GOLDMAN SACHS GROUP, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               594,589
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,030,945

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           1,030,945


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.5 %*


------------------------------------------------------------------------------
12.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------

* The percentage is calculated based upon 216,695,363 ordinary shares,
0.01 Euro nominal value per share as reported to be outstanding in the Issuer's Rule 424(b)(4) prospectus filed with the Securities Exchange Commission on March 18.

-----------------------
  CUSIP No. N51488117                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN, SACHS & CO.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               594,589
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,030,945

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           1,030,945


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.5 %*


------------------------------------------------------------------------------
12.   Type of Reporting Person

           BD-PN-IA

------------------------------------------------------------------------------

* The percentage is calculated based upon 216,695,363 ordinary shares,
0.01 Euro nominal value per share as reported to be outstanding in the Issuer's Rule 424(b)(4) prospectus filed with the Securities Exchange Commission on March 18.

-----------------------
  CUSIP No. N51488117                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman Sachs Asset Management,  L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               173,722
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               173,722

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           173,722


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 %*


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN-IA

------------------------------------------------------------------------------

* The percentage is calculated based upon 216,695,363 ordinary shares,
0.01 Euro nominal value per share as reported to be outstanding in the Issuer's Rule 424(b)(4) prospectus filed with the Securities Exchange Commission on March 18.

-----------------------
  CUSIP No. N51488117                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS INVESTMENT STRATEGIES, LLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               173,722
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               173,722

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           173,722


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 %*


------------------------------------------------------------------------------
12.   Type of Reporting Person

           IA-OO

------------------------------------------------------------------------------

* The percentage is calculated based upon 216,695,363 ordinary shares,
0.01 Euro nominal value per share as reported to be outstanding in the Issuer's Rule 424(b)(4) prospectus filed with the Securities Exchange Commission on March 18.

-----------------------
  CUSIP No. N51488117                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MBEYE ACCESS LP (f/k/a GOLDMAN SACHS MBEYE INVESTORS, L.P.)

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %*


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

* The percentage is calculated based upon 216,695,363 ordinary shares,
0.01 Euro nominal value per share as reported to be outstanding in the Issuer's Rule 424(b)(4) prospectus filed with the Securities Exchange Commission on March 18.

-----------------------
  CUSIP No. N51488117                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GLOBAL LONG SHORT PARTNERS HOLDINGS OFFSHORE LUXEMBOURG SARL (f/k/a GOLDMAN SACHS INVESTMENT PARTNERS HOLDINGS (LUX) OFFSHORE S.A.R.L)
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Luxembourg

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %*


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

* The percentage is calculated based upon 216,695,363 ordinary shares,
0.01 Euro nominal value per share as reported to be outstanding in the Issuer's Rule 424(b)(4) prospectus filed with the Securities Exchange Commission on March 18.

-----------------------
  CUSIP No. N51488117                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          ELQ HOLDINGS (DEL) LLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %*


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

* The percentage is calculated based upon 216,695,363 ordinary shares,
0.01 Euro nominal value per share as reported to be outstanding in the Issuer's Rule 424(b)(4) prospectus filed with the Securities Exchange Commission on March 18.

-----------------------
  CUSIP No. N51488117                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          ELQ HOLDINGS (UK) LTD

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           United Kingdom

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %*


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

* The percentage is calculated based upon 216,695,363 ordinary shares,
0.01 Euro nominal value per share as reported to be outstanding in the Issuer's Rule 424(b)(4) prospectus filed with the Securities Exchange Commission on March 18.

-----------------------
  CUSIP No. N51488117                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          ELQ INVESTORS IX LTD

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           United Kingdom

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %*


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

* The percentage is calculated based upon 216,695,363 ordinary shares,
0.01 Euro nominal value per share as reported to be outstanding in the Issuer's Rule 424(b)(4) prospectus filed with the Securities Exchange Commission on March 18.

-----------------------
  CUSIP No. N51488117                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          ELQ INVESTORS II LTD

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           United Kingdom

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %*


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

* The percentage is calculated based upon 216,695,363 ordinary shares,
0.01 Euro nominal value per share as reported to be outstanding in the Issuer's Rule 424(b)(4) prospectus filed with the Securities Exchange Commission on March 18.

-----------------------
  CUSIP No. N51488117                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          ELQ INVESTORS VII LTD

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           United Kingdom

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %*


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

* The percentage is calculated based upon 216,695,363 ordinary shares,
0.01 Euro nominal value per share as reported to be outstanding in the Issuer's Rule 424(b)(4) prospectus filed with the Securities Exchange Commission on March 18.

Item 1(a).         Name of Issuer:
                   MOBILEYE N.V.

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   Har Hotzvim, 13 Hartom Street
                   P.O. Box 45157
                   Jerusalem 97775, Israel


Item 2(a).         Name of Persons Filing:

                   THE GOLDMAN SACHS GROUP, INC.
		   GOLDMAN, SACHS & CO.
                   GOLDMAN SACHS ASSET MANAGEMENT, L.P.
		   GS INVESTMENT STRATEGIES, LLC
                   MBEYE ACCESS LP (f/k/a GOLDMAN SACHS MBEYE INVESTORS, L.P.) GLOBAL LONG SHORT PARTNERS HOLDINGS OFFSHORE LUXEMBOURG SARL
                    (f/k/a GOLDMAN SACHS INVESTMENT PARTNERS HOLDINGS (LUX)
                     OFFSHORE S.A.R.L)
		   ELQ Holdings (Del) LLC
		   ELQ Holdings (UK) Ltd
		   ELQ Investors IX Ltd
		   ELQ Investors II Ltd
 		   ELQ Investors VII Ltd

Item 2(b).         Address of Principal Business Office or, if none, Residence:

                   THE GOLDMAN SACHS GROUP, INC.; GOLDMAN, SACHS & CO.; GOLDMAN SACHS ASSET MANAGEMENT, L.P.; GS INVESTMENT STRATEGIES, LLC; MBEYE ACCESS LP (f/k/a GOLDMAN SACHS MBEYE INVESTORS, L.P.); ELQ Holdings (Del) LLC;

                   200 West Street
                   New York, NY  10282

                   GLOBAL LONG SHORT PARTNERS HOLDINGS OFFSHORE LUXEMBOURG SARL
                    (f/k/a GOLDMAN SACHS INVESTMENT PARTNERS HOLDINGS (LUX)
                     OFFSHORE S.A.R.L)

                   2, rue du Fosse
                   Luxembourg L - 1536 LUX

                   ELQ Holdings (UK) Ltd; ELQ Investors IX Ltd;
                   ELQ Investors II Ltd; ELQ Investors VII Ltd

		   Peterborough Court
		   133 Fleet street
		   London EC4A 2BB
                   United Kingdom

Item 2(c).         Citizenship:
                   THE GOLDMAN SACHS GROUP, INC. - Delaware
                   GOLDMAN, SACHS & CO. - New York
                   GOLDMAN SACHS ASSET MANAGEMENT, L.P. - Delaware
                   GS INVESTMENT STRATEGIES, LLC - Delaware
                   MBEYE ACCESS LP (f/k/a GOLDMAN SACHS MBEYE INVESTORS, L.P.)
                     - Delaware
                   GLOBAL LONG SHORT PARTNERS HOLDINGS OFFSHORE LUXEMBOURG SARL
                    (f/k/a GOLDMAN SACHS INVESTMENT PARTNERS HOLDINGS (LUX)
                     OFFSHORE S.A.R.L) - Luxembourg
                   ELQ HOLDINGS (DEL) LLC - Delaware
                   ELQ HOLDINGS (UK) LTD - United Kingdom
                   ELQ INVESTORS IX LTD - United Kingdom
                   ELQ INVESTORS II LTD - United Kingdom
                   ELQ INVESTORS VII LTD - United Kingdom

Item 2(d).         Title of Class of Securities:
                   Ordinary Shares, 0.01 Euro nominal value per share

Item 2(e).         CUSIP Number:
                   N51488117

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a).[ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[  ]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e).[ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);


	  (j).[  ]  A non-U.S.institution in accordance with
                     Rule 13d-1(b)(1)(ii)(J);

          (k).[ ] A group, provided that all the members are persons specified in Rule 13d-1(b)(1)(ii)(A) through (J).

	   If filing as a non-US institution in accordance with Rule 13d-1(b)
           (1)(ii)(J), please specify the type of institution:

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item 9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s)to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                   If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.

                   Clients of the Reporting Person(s) have or may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities held in their accounts. Clients known to have such right or power with respect to more than 5% of the class of securities to which this report relates are:
                   NONE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2)

Item 8.            Identification and Classification of Members of the Group.
                             Not Applicable

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                             Not Applicable


--------------------------

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  $dateOfSigning(Will be populated when Signatory views document)

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN, SACHS & CO.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS ASSET MANAGEMENT, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS INVESTMENT STRATEGIES, LLC

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             MBEYE ACCESS LP (f/k/a GOLDMAN SACHS MBEYE INVESTORS, L.P.)

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GLOBAL LONG SHORT PARTNERS HOLDINGS OFFSHORE LUXEMBOURG SARL
              (f/k/a GOLDMAN SACHS INVESTMENT PARTNERS HOLDINGS (LUX)
               OFFSHORE S.A.R.L)

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             ELQ HOLDINGS (DEL) LLC

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             ELQ HOLDINGS (UK) LTD

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             ELQ INVESTORS IX LTD

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             ELQ INVESTORS II LTD

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             ELQ INVESTORS VII LTD

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

                                INDEX TO EXHIBITS



Exhibit No.             Exhibit
-----------             -------
  99.1          Joint Filing Agreement
  99.2          Item 7 Information
  99.3          Power of Attorney, relating to
                THE GOLDMAN SACHS GROUP, INC.
  99.4          Power of Attorney, relating to
                GOLDMAN, SACHS & CO.
  99.5          Power of Attorney, relating to
                GOLDMAN SACHS ASSET MANAGEMENT, L.P.
  99.6          Power of Attorney, relating to
                GS INVESTMENT STRATEGIES, LLC
  99.7          Power of Attorney, relating to
                MBEYE ACCESS LP (f/k/a GOLDMAN SACHS MBEYE INVESTORS, L.P.)
  99.8          Power of Attorney, relating to
                GLOBAL LONG SHORT PARTNERS HOLDINGS OFFSHORE LUXEMBOURG SARL
                 (f/k/a GOLDMAN SACHS INVESTMENT PARTNERS HOLDINGS (LUX)
                  OFFSHORE S.A.R.L)
  99.9          Power of Attorney, relating to
                ELQ HOLDINGS (DEL) LLC
  99.10          Power of Attorney, relating to
                ELQ HOLDINGS (UK) LTD
  99.11          Power of Attorney, relating to
                ELQ INVESTORS IX LTD
  99.12          Power of Attorney, relating to
                ELQ INVESTORS II LTD
  99.13          Power of Attorney, relating to
                ELQ INVESTORS VII LTD

                                                                  EXHIBIT (99.1)

                                JOINT FILING AGREEMENT

    In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Ordinary Shares, 0.01 Euro nominal value per share, of MOBILEYE N.V.
and further agree to the filing of this agreement  as an Exhibit thereto.
In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date:  $dateOfSigning(Will be populated when Signatory views document)

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN, SACHS & CO.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS ASSET MANAGEMENT, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS INVESTMENT STRATEGIES, LLC

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             MBEYE ACCESS LP (f/k/a GOLDMAN SACHS MBEYE INVESTORS, L.P.)

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GLOBAL LONG SHORT PARTNERS HOLDINGS OFFSHORE LUXEMBOURG SARL
              (f/k/a GOLDMAN SACHS INVESTMENT PARTNERS HOLDINGS (LUX)
               OFFSHORE S.A.R.L)

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             ELQ HOLDINGS (DEL) LLC

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             ELQ HOLDINGS (UK) LTD

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             ELQ INVESTORS IX LTD

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             ELQ INVESTORS II LTD

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             ELQ INVESTORS VII LTD

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

                                                                  EXHIBIT (99.2)

                                ITEM 7 INFORMATION

GOLDMAN, SACHS & CO., GOLDMAN SACHS ASSET MANAGEMENT, L.P. AND GS INVESTMENT STRATEGIES, LLC are subsidiaries of THE GOLDMAN SACHS GROUP, INC., which is a parent holding company, and one of such entities is the investment manager of each of MBEYE ACCESS LP (f/k/a GOLDMAN SACHS MBEYE INVESTORS, L.P.), GLOBAL LONG SHORT PARTNERS HOLDINGS OFFSHORE LUXEMBOURG SARL (f/k/a GOLDMAN SACHS INVESTMENT PARTNERS HOLDINGS (LUX) OFFSHORE S.A.R.L), ELQ Holdings (DEL) LLC, ELQ Holdings (UK) Ltd, ELQ INVESTORS IX LTD, ELQ INVESTORS II LTD, and ELQ INVESTORS VII LTD.

                                                                  EXHIBIT (99.3)



                              POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn and Brian Bae (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates. The Company has the unrestricted right to unilaterally revoke this Power of Attorney.

This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 27, 2012.


THE GOLDMAN SACHS GROUP, INC.


By: /s/ Gregory K. Palm
____________________________
Name: 	Gregory K. Palm
Title: 	Executive Vice President and
	    General Counsel


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of THE GOLDMAN SACHS GROUP, INC. (the "Company"), pursuant tothat Power of Attorney dated November 27, 2012 (the "POA"), does hereby designate Veruna Stanescu, Lee Tryhorn and Leo Herskovich, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other to the to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 21, 2015.


THE GOLDMAN SACHS GROUP, INC.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                  EXHIBIT (99.4)




                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn and Brian Bae (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates. The Company has the unrestricted right to unilaterally revoke this Power of Attorney.

This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 27, 2012.


GOLDMAN, SACHS & CO.


By: /s/ Gregory K. Palm
____________________________
Name: 	Gregory K. Palm
Title: 	Managing Director


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GOLDMAN,SACHS & CO. (the "Company"), pursuant to that Power of Attorney dated November 27, 2012 (the "POA"), does hereby designate Veruna Stanescu, Lee Tryhorn and Leo Herskovich, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other to the to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 21, 2015.


GOLDMAN, SACHS & CO


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                  EXHIBIT (99.5)


                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS ASSET MANAGEMENT, L.P. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn and Brian Bae (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-
fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories,hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates. The Company has the unrestricted right to unilaterally revoke this Power of Attorney.

This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 30, 2012.



GOLDMAN SACHS ASSET MANAGEMENT, L.P.


By:/s/ Ellen R. Porges
____________________________
Name:  Ellen R. Porges
Title: General Counsel


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GOLDMAN SACHS ASSET MANAGEMENT, L.P. (the "Company") , pursuant to that Power of Attorney dated November 30, 2012 (the "POA"), does hereby designate Veruna Stanescu, Lee Tryhorn and Leo Herskovich, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other to the to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 21, 2015.


GOLDMAN SACHS ASSET MANAGEMENT, L.P.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                EXHIBIT (99.6)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GS INVESTMENT STRATEGIES, LLC (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn and Brian Bae (and any other employee of The Goldman Sachs
Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 30, 2012.



GS INVESTMENT STRATEGIES, LLC


By: /s/ Umit Alptuna
____________________________
Name:   Umit Alptuna
Title:  Managing Director


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GS INVESTMENT STRATEGIES, LLC (the "Company") , pursuant to that Power of Attorney dated November 30, 2012 (the "POA"), does hereby designate Veruna Stanescu, Lee Tryhorn and Leo Herskovich, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other to the to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 21, 2015.


GS INVESTMENT STRATEGIES, LLC


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                EXHIBIT (99.7)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that that MBEYE ACCESS LP
(f/k/a GOLDMAN SACHS MBEYE INVESTORS, L.P.) (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Priya Iyer, Brian Bae, Lee Tryhorn and Leo Herskovich (and any other employee of The Goldman Sachs Group, Inc.or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934,(as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 3, 2015.

MBEYE ACCESS LP (f/k/a GOLDMAN SACHS MBEYE INVESTORS, L.P.)
By: GS Investment Strategies, LLC, its investment manager



By: /s/Michelle Barone
____________________________
Name:  Michelle Barone
Title: Authorized Signatory

                                                                  EXHIBIT (99.8)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GLOBAL LONG SHORT PARTNERS HOLDINGS OFFSHORE LUXEMBOURG SARL (f/k/a GOLDMAN SACHS INVESTMENT PARTNERS HOLDINGS (LUX) OFFSHORE S.A.R.L) (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Veruna Stanescu, and Leo Herskovich (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 19, 2016.


GLOBAL LONG SHORT PARTNERS HOLDINGS OFFSHORE LUXEMBOURG SARL (f/k/a GOLDMAN SACHS INVESTMENT PARTNERS HOLDINGS (LUX) OFFSHORE S.A.R.L)


By: /s/  Michelle Barone
____________________________
Name:  Michelle Barone
Title:  Authorized Signatory

                                                                  EXHIBIT (99.9)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that ELQ Holdings (Del) LLC (the Company) does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Priya Iyer, Brian Bae, Lee Tryhorn and Leo Herskovich (and any other employee of
The Goldman Sachs Group, Inc.or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange ACT of 1934,(as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 12, 2015.


ELQ HOLDINGS (DEL) LLC


By: /s/Milton R. Millman
____________________________
Name:  Milton R. Millman
Title: Managing Director

                                                                EXHIBIT (99.10)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that ELQ HOLDINGS (UK) LTD (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Veruna Stanescu, and Leo Herskovich (and any other employee of The Goldman Sachs
Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either of
(i) January 31, 2017, (ii) revocation in writing by the Company, or (iii) until such time as the person or persons to whom the power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF this power of attorney has been duly executed as a deed on this 19 January, 2016.


ELQ HOLDINGS (UK) LTD


By: /s/   Jim Wiltshire
____________________________
Name:  Jim Wiltshire
Title:  Director

By: /s/   Thomas Kelly
____________________________
Name:  Thomas Kelly
Title:  Secretary

                                                                EXHIBIT (99.11)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that ELQ INVESTORS IX LTD (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Veruna Stanescu, and Leo Herskovich (and any other employee of The Goldman Sachs
Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either of
(i) January 31, 2017, (ii) revocation in writing by the Company, or (iii) until such time as the person or persons to whom the power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF this power of attorney has been duly executed as a deed on this 19 January, 2016.


ELQ INVESTORS IX LTD


By: /s/   Jim Wiltshire
____________________________
Name:  Jim Wiltshire
Title:  Director

By: /s/   Thomas Kelly
____________________________
Name:  Thomas Kelly
Title:  Secretary

                                                                EXHIBIT (99.12)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that ELQ INVESTORS II LTD (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Veruna Stanescu, and Leo Herskovich (and any other employee of The Goldman Sachs
Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either of
(i) January 31, 2017, (ii) revocation in writing by the Company, or (iii) until such time as the person or persons to whom the power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF this power of attorney has been duly executed as a deed on this 19 January, 2016.


ELQ INVESTORS II LTD


By: /s/   Jim Wiltshire
____________________________
Name:  Jim Wiltshire
Title:  Director

By: /s/   Thomas Kelly
____________________________
Name:  Thomas Kelly
Title:  Secretary

                                                                EXHIBIT (99.13)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that ELQ INVESTORS VII LTD (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Veruna Stanescu, and Leo Herskovich (and any other employee of The Goldman Sachs
Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either of
(i) January 31, 2017, (ii) revocation in writing by the Company, or (iii) until such time as the person or persons to whom the power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF this power of attorney has been duly executed as a deed on this 19 January, 2016.


ELQ INVESTORS VII LTD


By: /s/   Jim Wiltshire
____________________________
Name:  Jim Wiltshire
Title:  Director

By: /s/   Thomas Kelly
____________________________
Name:  Thomas Kelly
Title:  Secretary

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